Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-181397 on Form S-8 and Registration Statement No. 333-205243 of our report dated February 19, 2016, relating to the consolidated financial statements of EverBank Financial Corp and Subsidiaries (the "Company"), and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Jacksonville, Florida
February 19, 2016